Exhibit 99.2

NEWS: U.S. PRECIOUS METALS, INC. (USPR.OB OTCBB) — Nov. 10, 2008

USPR Announces the Completion of an NI 43-101 Compliant Technical Report

CELEBRATION, Florida, — November 10, 2008

U.S. Precious Metals, Inc. (OTC BB:USPR.OB - News) (“USPR”) CEO and Chairman of the Board, M. Jack Kugler, announced today that a National Instrument 43-101 (“NI 43-101”) compliant technical report has been submitted by Michael Floersch, Applied Minerals, Inc., Thompson Falls, Montana. Mr. Floersch is a “qualified person” as defined in NI 43-101. This technical report is a comprehensive summary of USPR’s mineral concession and drilling campaign in southern Michoacan. The focus of the report is on proven and probable ore reserves. Included in the report are assay logs of the mineralized intercepts, ore reserve summary calculations and geologic interpretations of the mineralized intercepts. Mr. Floersch has been following the drilling campaign since February 2008 when the drilling campaign began and has also been involved in the drilling strategy.

National Instrument 43-101 (NI 43-101) is a rule developed by the Canadian Securities Administrators (CSA) and administered by the various Canadian provincial securities commissions that govern how issuers disclose scientific and technical information about their mineral projects to the public. It covers oral statements as well as written documents and websites. It requires that all disclosure be based on advice by a “qualified person” and in some circumstances that the person be independent of the issuer and the property.

For more information regarding USPR’s activities and to review the NI 43-101 compliant technical report, go to www.usprgold.com.

About U.S. Precious Metals

U.S. Precious Metals, Inc. is a mineral exploration company operating in Mexico through its wholly owned Mexican subsidiary, U.S. Precious Metals de Mexico. USPR is headquartered in Celebration, Florida and has a warehouse and laboratory facility in Morelia, Mexico. Currently, USPR’s focus is on developing its La Sabila mining concession in Mexico. In addition, it is actively exploring in the state of Michoacán for other economic mineral resources. U.S. Precious Metal’s common stock is quoted on the OTC Bulletin Board under the symbol “USPR.”

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “plan,” “intend” and “expect” and similar expressions, as they relate to U.S. Precious Metals, Inc., or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company’s Registration Statement on Form SB-2, as amended, and its Annual Report on Form 10-KSB, as amended, for the year ended May 31, 2007. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect.

SOURCE: U.S. Precious Metals, Inc.

CONTACT: U.S. Precious Metals, Inc.
Jack Kugler, Chairman of the Board/CEO (407) 566-9310
          http://www.usprgold.com